For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces Fourth Quarter and Calendar
Year 2010 Earnings
Reports Ex-Items EPS of $0.18 for Fourth Quarter

Indianapolis, Indiana, (February 22, 2011) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) reported operating revenues of $649.8 million for the quarter ended December 31, 2010, a 2.0% increase, compared to $637.3 million for the same period last year.  The increase in revenues is the result of higher unit revenues from the Company’s Frontier operations.  On a GAAP basis, the Company reported a net loss of $1.3 million, or $0.03 per diluted share, for the quarter ended December 31, 2010, compared to $20.1 million of net income, or $0.55 per diluted share, for the same period last year.

The Company reported significant items in its fourth quarter results for each of the past two years.  The tables below outline those items and reconcile the Company’s GAAP results to the reported ex-items results for each year’s fourth quarter:

2010 Fourth Quarter Reconciliation	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income/(loss)	$22.1	$(26.3)	$1.2	$(3.0)	$(1.3)
Year-end tax adjustment					(0.5)
Adjustments:
Integration and aircraft return expenses	-	17.0	-	17.0	10.4
Fuel mark-to-market hedge adjustments	-	(1.9)	-	(1.9)	(1.2)
Ex-item income/(loss)	$22.1	$(11.2)	$1.2	$12.1	$7.4

2009 Fourth Quarter Reconciliation	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income/(loss)	$22.5	$78.0	$(4.5)	$96.0	$20.1
Year-end tax adjustment					(2.1)
Adjustments:
Gain on bargain purchase	-	(203.7)	-	(203.7)	(126.3)
Goodwill and other impairment charges	2.0	107.2	-	109.2	109.2
Integration and aircraft return expenses	-	7.0	-	7.0	4.3
Loss on deconsolidation of Mokulele
Airlines	-	3.2	-	3.2	2.0
Reduction in benefit plan obligations of
Midwest	-	(8.3)	-	(8.3)	(5.1)
Ex-item income/(loss)	$24.5	$(16.6)	$(4.5)	$3.4	$2.1

During the fourth quarter of 2010, the Company’s pre-tax loss of $3.0 million was negatively impacted by a total of $15.1 million of items: $14.5 million of fleet transition costs for A318 and Q400 aircraft, $2.5 million of expenses related to the integration of the branded business, offset by $1.9 million in benefits for fuel hedges.

Excluding the negative impact of the items during the quarter, the Company is reporting net income of $7.4 million and earnings per diluted share of $0.18 for the fourth quarter of 2010.  Comparatively, the Company reported ex-item net income for the fourth quarter of 2009 of $2.1 million, or $0.06 per diluted share.

Fourth Quarter 2010 Highlights
Fixed-fee Segment
Excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $9.4 million, or 3.8% for the fourth quarter of 2010 compared to the same period in the prior year due to a 6% reduction in block hours.  Income before taxes on the fixed-fee operations was $22.1 million for the quarter compared to an ex-item pre-tax income of $24.5 million for the fourth quarter of 2009.  Cost per ASM (CASM), including interest expense but excluding fuel increased to 7.78¢ for the fourth quarter of 2010, from 7.59¢ for the same quarter of 2009.

Branded Segment
The Company’s “branded” business segment includes all operations at Frontier Airlines, Lynx Airlines, and Midwest Airlines, collectively referred to as “Frontier”.  Total revenues on Frontier increased 6.3% to $387.9 million for the quarter, compared to $364.9 million for the same period in 2009.  Capacity on Frontier, as measured by ASMs, was essentially unchanged year over year for the fourth quarter.  Load factor was 81.2% for the quarter, up 1.5 points from the fourth quarter 2009 and total revenue per ASM (TRASM) was 10.72¢, up 6.1% from the same quarter in 2009.

Excluding the items outlined in the table above, the pre-tax loss at Frontier was $11.2 million, compared to an ex-item pre-tax loss of $16.6 million in the fourth quarter of 2009.  Excluding integration and aircraft return expenses, the unit cost for Frontier, excluding fuel, was 6.84¢ for the quarter, a 2.7% decrease from 7.03¢ for the same metric for the fourth quarter of 2009.

Fuel costs for Frontier were $140.9 million for the quarter.  Excluding a $1.9 million mark-to-market gain, the fuel cost per gallon, including into-plane taxes and fees, increased 19.5% to $2.57 for the fourth quarter of 2010 compared to $2.15 for the prior year’s fourth quarter.  Frontier’s fuel expense in the fourth quarter of 2010 increased by $23.3 million relative to 2009 fuel pricing levels.

Other Segment
The Company’s “Other” business segment includes revenues from aircraft subleases, slot rentals and expenses associated with those activities.  The Company reported pre-tax income of $1.2 million in the fourth quarter compared to a $4.5 million pre-tax loss for the fourth quarter of 2009 as idle aircraft were placed back into service during 2010.

Full Year 2010 Highlights
For the full year 2010, the Company reported revenues of $2.7 billion compared to $1.6 billion for 2009. On a GAAP basis, the Company reported a net loss for 2010 of $13.8 million, or $0.38 per diluted share compared to net income of $39.7 million, or $1.13 per diluted share for the full year 2009.

The Company reported significant items for 2009 and 2010.  The tables below outline those items and reconcile the Company’s GAAP results to the reported ex-items results for each year:

2010 Full Year Reconciliation	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income/(loss)	$77.3	$(99.4)	$0.6	$(21.5)	$(13.8)
Year-end tax adjustment					(0.5)
Adjustments:
Integration and aircraft return expenses	2.2	54.2	-	56.4	34.4
Other impairment charges	-	11.5	-	11.5	7.0
Fuel excise tax and mark-to-market
hedge adjustments	2.6	3.6	-	6.2	3.8
Severe storm impact	2.0	5.5	-	7.5	4.6
Reduction of Midwest lease obligation	-	(5.2)	-	(5.2)	(3.2)
Ex-item income/(loss)	$84.1	$(29.8)	$0.6	$54.9	$32.3

2009 Full Year Reconciliation	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income/(loss)	$86.7	$57.9	$(8.4)	$136.2	$39.7
Year-end tax adjustment					(2.1)
Adjustments:
Gain on bargain purchase	-	(203.7)	-	(203.7)	(126.3)
Goodwill and other impairment charges	15.3	107.2	-	122.5	122.5
Integration and aircraft return expenses	-	7.0	-	7.0	4.3
Loss on deconsolidation of Mokulele
Airlines	-	3.2	-	3.2	2.0
Reduction in benefit plan obligations of
Midwest	-	(8.3)	-	(8.3)	(5.1)
Ex-item income/(loss)	$102.0	$(36.7)	$(8.4)	$56.9	$35.0

Excluding items reported during the year, the Company is reporting net income of $32.3 million, or approximately $0.90 per diluted share compared to an ex-item result of $35.0 million for 2009, or $0.98 per diluted share.

Fixed-fee Segment
Excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $126.4 million, or 11.6% for fiscal year 2010 due to a 12% reduction in block hours.  The reduction in block hours is due mainly to reporting certain operations on behalf of Frontier in our fixed-fee results prior to the acquisition of each company in 2009.  Income before taxes, ex-items, was $84.1 million for the full year 2010 compared to an ex-item result of $102.0 million for the full year 2009.  CASM, including interest expense but excluding fuel and items increased to 7.80¢ for 2010, from 7.65¢ for 2009.

Branded Segment
Total revenues for the year for Frontier were $1.6 billion.  Load factor was 82.7% for the year and TRASM was 10.56¢.  Excluding items reported during the year, Frontier reported a pre-tax loss of $29.8 million.  Excluding items, the unit cost for Frontier, excluding fuel, was 6.93¢ for the year.

Frontier fuel costs were $548.6 million for the year.  Excluding a $3.6 million mark-to-market loss for the year, the fuel cost per gallon, including into-plane taxes and fees was $2.39 for the year.

Other Segment
The Company’s “Other” business segment includes revenues from aircraft subleases, slot rentals and expenses associated with those activities.  The Company reported a pre-tax profit of $0.6 million for the year for this segment.

Fleet
The operational fleet decreased from September 30, 2010 by two aircraft to 275 aircraft as of December 31, 2010.  During the quarter, the Company removed one Airbus A318 aircraft and one Q400 aircraft from the fleet.

The total operational fleet as of December 31, 2010 was 275 aircraft, a reduction of 15 aircraft, compared to the 290 aircraft operated as of December 31, 2009.  The changes in our fleet are presented in the table below:

Fleet as of:	12/31/2009	Activity	12/31/2010
CRJ	7	(7)	-
E130/E140/E145	80	(2)	78
E170/ E175	130	(1)	129
E190	11	4	15
Q400	11	(8)	3
A318	9	(4)	5
A319	38	-	38
A320	4	3	7
Total Operational Fleet	290	(15)	275

The Company removed eight Q400 aircraft from its Frontier operations. Five were returned to the lessor, two were classified as held for sale as of December 31, 2010, and one has been subleased.  Seven CRJ aircraft were returned to the lessor from our fixed-fee service with Continental. Four A318 aircraft were removed from our Frontier operation and sold or returned to the lessor.  Two E145 aircraft were subleased offshore and one E170 was sold.  Four Embraer E190 aircraft and three Airbus A320 aircraft were placed into our Frontier operation during the year.

Balance Sheet Information
As of December 31, 2010, the Company had $430.3 million in cash, of which $139.1 million was restricted.  This compares to $350.2 million in cash, of which $192.7 million was restricted as of December 31, 2009.  The Company’s debt decreased to $2.58 billion as of December 31, 2010 compared to $2.79 billion at December 31, 2009.  As of December 31, 2010, approximately 85% of the total debt is fixed-rate.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.16 billion as of December 31, 2010 compared to approximately $1.17 billion reported as of December 31, 2009.

Recent Business Developments
On November 8, 2010, the Company announced a public offering of 12 million shares of its common stock.  The underwriters exercised their overallotment and issued an additional 1.8 million shares.  The offering closed on November 11, 2010 with pricing of the common stock issued at $7.80 per share.  The net proceeds from the offering were designated for general corporate purposes, including financing a portion of the Embraer E190 aircraft order.

On January 31, 2011, the Company announced an amendment to its capacity purchase agreement with Delta Airlines to add eight Embraer E170 aircraft to service.  The agreement will extend six years from the in-service date of each aircraft which are expected to enter service between May and September 2011.  The E170 aircraft will transition from the Frontier operation. The Company expects to utilize E145 aircraft that are being removed from fixed-fee service with Continental in the second quarter of 2011 and Q400 aircraft that were held for sale as of December 31, 2010 to backfill a portion of the flying at Frontier being affected by the removal of the E170s.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 129 cities in 42 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under one of the following airline partner brands: AmericanConnection, Continental Express, Delta Connection, United Express, or US Airways Express. As of the date of this release, the airlines employ approximately 10,500 aviation professionals and operate 275 aircraft.  For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its fourth quarter and annual results tomorrow afternoon at 1:00 p.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 800-299-7089, and for international calls please dial 617-801-9714; the password is 30656895.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Financial Highlights	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	Change	2010	2009	Change
OPERATING REVENUES
Fixed-fee service	$257,472	$266,685	-3.5%	$1,030,306	$1,180,209	-12.7%
Passenger service (1)	370,872	345,130	7.5%	1,541,320	421,043	266.1%
Cargo and other (1)	21,446	25,509	-15.9%	82,025	40,966	100.2%
Total operating revenues	649,790	637,324	2.0%	2,653,651	1,642,218	61.6%

OPERATING EXPENSES
Wages and benefits	126,013	134,918	-6.6%	549,889	342,364	60.6%
Aircraft fuel	158,377	136,441	16.1%	616,930	236,620	160.7%
Landing fees and airport rents	41,239	41,481	-0.6%	170,683	96,915	76.1%
Aircraft and engine rent	58,254	61,373	-5.1%	240,563	156,773	53.4%
Maintenance and repair	65,745	60,016	9.5%	255,802	211,503	20.9%
Insurance and taxes	11,966	8,175	46.4%	45,525	28,105	62.0%
Depreciation and amortization	51,409	51,582	-0.3%	204,522	163,584	25.0%
Promotion and sales	31,419	30,924	1.6%	134,787	36,265	271.7%
Gain on bargain purchase, net of impairment of
goodwill and other impairments	-	(94,474)	NM	11,473	(81,139)	-114.1%
Other	68,573	70,488	-2.7%	290,122	179,828	61.3%
Total operating expenses	612,995	500,924	22.4%	2,520,296	1,370,818	83.9%
OPERATING INCOME	36,795	136,400	-73.0%	133,355	271,400	-50.9%

OTHER INCOME (EXPENSE)
Interest expense	(35,823)	(39,747)	-9.9%	(151,662)	(144,994)	4.6%
Other - net	(3,988)	(635)	528.0%	(3,235)	9,784	-133.1%
Total other expense	(39,811)	(40,382)	-1.4%	(154,897)	(135,210)	14.6%

INCOME (LOSS) BEFORE INCOME TAXES	(3,016)	96,018	-103.1%	(21,542)	136,190	-115.8%

INCOME TAX EXPENSE (BENEFIT)	(1,728)	75,911	-102.3%	(7,697)	99,805	-107.7%

NET INCOME (LOSS)	(1,288)	20,107	-106.4%	(13,845)	36,385	-138.1%

Add: Net loss attributable to noncontrolling
interest in MFSI	-	-	-	-	3,270	NM

NET INCOME (LOSS) OF THE COMPANY	$(1,288)	$20,107	-106.4%	$(13,845)	$39,655	-134.9%
PER SHARE, BASIC	$(0.03)	$0.58	-105.2%	$(0.38)	$1.15	-133.0%
PER SHARE, DILUTED	$(0.03)	$0.55	-105.5%	$(0.38)	$1.13	-133.6%
Weighted Average Common Shares
Basic	40,966	34,599	18.4%	35,976	34,599	4.0%
Diluted	40,966	37,218	10.1%	35,976	35,699	0.8%

1 Certain amounts were reclassified for the 2009 periods from other revenue to passenger revenue.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended December 31,				Twelve Months Ended December 31,
Operating Highlights – Fixed-fee	2010	2009	Change		2010	2009	Change
Fixed-fee service revenues, excluding fuel (000) 1	$240,075	$249,459	-3.8%		$962,684	$1,089,051	-11.6%
Passengers carried	4,312,179	4,418,535	-2.4%		17,355,097	18,783,773	-7.6%
Revenue passenger miles (000)	2,093,851	2,200,666	-4.9%		8,572,623	9,560,637	-10.3%
Available seat miles (000)	2,801,991	2,964,671	-5.5%		11,348,280	12,894,899	-12.0%
Passenger load factor	74.7%	74.2%	0.5	pts	75.5%	74.1%	1.4	pts
Total cost per available seat mile, including
interest expense (cents) 2	8.40	8.17	2.8%		8.40	8.36	0.5%
Operating cost per available seat mile, including
interest and excluding fuel expense (cents) 2	7.78	7.59	2.5%		7.80	7.65	2.0%
Operating aircraft at period end:
37-50 seats	65	77	-15.6%		65	77	-15.6%
70-86 seats	112	112	-		112	112	-
Block hours	147,052	156,199	-5.9%		592,821	674,454	-12.1%
Departures	88,756	91,663	-3.2%		354,631	396,559	-10.6%
Average daily utilization of each aircraft (hours)	9.8	10.1	-3.0%		9.9	10.1	-2.0%
Average stage length	474	490	-3.3%		480	494	-2.8%
Average seat density	67	66	1.5%		67	66	1.5%

Operating Highlights – Branded(4)
Total revenues	$387,886	$364,908	6.3%		$1,604,490	$444,312	261.1%
Passengers carried	3,436,759	3,416,605	0.6%		14,603,935	4,200,044	247.7%
Revenue passenger miles (000)	2,938,208	2,882,354	1.9%		12,571,202	3,344,953	275.8%
Available seat miles (000)	3,617,389	3,614,446	0.1%		15,198,973	4,221,629	260.0%
Passenger load factor	81.2%	79.7%	1.5	pts	82.7%	79.2%	3.5	pts
Total revenue per available seat mile (cents)	10.72	10.10	6.1%		10.56	10.52	0.4%
Passenger revenue per ASM (cents) 5	10.25	9.55	7.3%		10.14	9.97	1.7%
Total cost per available seat mile (cents) 2, 3	11.39	10.61	7.4%		11.09	11.44	-3.1%
Fuel cost per available seat mile (cents) 3	3.95	3.30	19.7%		3.59	3.43	4.7%
Operating cost per available seat mile, excluding
fuel expense (cents) 2	7.19	7.09	1.5%		7.24	7.71	-6.0%
Gallons consumed	55,587,923	55,302,996	0.5%		228,196,721	67,388,662	238.6%
Average cost per gallon 3	$2.57	$2.15	19.5%		$2.39	$2.15	11.2%
Operating aircraft at period end:
37-50 seats	13	11	18.2%		13	11	18.2%
70-99 seats	35	38	-7.9%		35	38	-7.9%
120+ seats	50	51	-2.0%		50	51	-2.0%
Block hours	88,167	95,508	-7.7%		380,050	121,167	213.7%
Departures	42,592	45,718	-6.8%		183,185	64,379	184.5%
Average daily utilization of each aircraft (hours)	10.5	10.8	-2.8%		10.9	10.7	1.9%
Average stage length	829	829	0.0%		827	749	10.5%
Average seat density	102	95	7.4%		100	88	13.6%

1 Fixed fee service revenues exclude cargo and other revenues.

2 Costs (in all periods) include operating and interest expenses and exclude gain on bargain purchase, net of impairments and other expenses not attributable to either fixed-fee or branded segments.

3 Excludes mark-to-market fuel hedge benefit of $1.9 million and expense of $3.6 million for the three months and twelve months ended December 31, 2010.

4 Branded statistics consist of the operations of Mokulele beginning in April 2009 through November 2009, Midwest beginning in August 2009, and Frontier beginning in October 2009.

5 Certain amounts were reclassified for the 2009 periods from other revenue to passenger revenue.